Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-266239) of our report dated March 28, 2023, relating to the consolidated financial statements of SoundHound AI, Inc., appearing in this Annual Report on Form 10-K of SoundHound AI, Inc. for the year ended December 31, 2022.

ArmaninoLLP
San Jose, California

March 28, 2023